A special meeting of each fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	14,013,293,778.94	95.195
Withheld	707,255,451.85	4.805
TOTAL	14,720,549,230.79	100.000
Albert R. Gamper, Jr.
Affirmative	14,076,416,168.78	95.624
Withheld	644,133,062.01	4.376
TOTAL	14,720,549,230.79	100.000
Abigail P. Johnson
Affirmative	14,008,124,232.06	95.160
Withheld	712,424,998.73	4.840
TOTAL	14,720,549,230.79	100.000
Arthur E. Johnson
Affirmative	14,050,921,135.52	95.451
Withheld	669,628,095.27	4.549
TOTAL	14,720,549,230.79	100.000
Michael E. Kenneally
Affirmative	14,109,579,658.34	95.850
Withheld	610,969,572.45	4.150
TOTAL	14,720,549,230.79	100.000
James H. Keyes
Affirmative	14,092,011,663.11	95.730
Withheld	628,537,567.68	4.270
TOTAL	14,720,549,230.79	100.000
Marie L. Knowles
Affirmative	14,092,143,532.07	95.731
Withheld	628,405,698.72	4.269
TOTAL	14,720,549,230.79	100.000
Kenneth L. Wolfe
Affirmative	14,052,555,742.75	95.462
Withheld	667,993,488.04	4.538
TOTAL	14,720,549,230.79	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	10,799,375,525.31	73.363
Against	2,448,219,135.99	16.631
Abstain	720,949,491.20	4.898
Broker Non-Votes	752,005,078.29	5.108
TOTAL	14,720,549,230.79	100.000

A Denotes trust-wide proposal and voting results.